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                                   EXHIBIT 4.2

                            ARTICLES OF INCORPORATION

                                       OF

                                GEORGIA MLX CORP.

                                       I.

                         The name of the Corporation is:

                                Georgia MLX Corp.

                                       II.

                  The total authorized capital stock of the Corporation shall be:

1.                Common Shares:  30,000,000Par Value Per Share $.01
                  Preferred Shares:  2,000,000       No Par Value Per Share

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

                  A.       Common Stock

                  (1) Issuance of Common Stock in Series. The Board of Directors shall have authority to divide and issue shares of common stock into series which will be identical except as to voting rights. The Board of Directors will fix and determine the voting rights, if any, of each such series of common stock at the time it is issued; provided that no shares of common stock may have more than one vote.

                  (2) Dividends. No dividends (other than dividends payable in common shares) shall be paid on common shares if cash dividends in full on all outstanding preferred stock shall not have been paid or declared and set apart for payment of any sinking fund for the preferred shares is in arrears.

                  B.       Preferred Stock

                  (1) Issuance of Preferred Stock in Series. The Board of Directors shall have authority to divide and issue shares of preferred stock into series and, within the limitations set forth in the Georgia Business Corporation Code, as amended, and the Corporation's Articles of Incorporation, to fix and determine the relative rights, preferences, and limitations of the shares of any series so established. Each series of preferred stock shall be designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series of preferred stock


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and other classes of stock of the Corporation. All shares of preferred stock will be identical, except as to the following rights, preferences, and limitations as to which there may be variations between different series as fixed and determined by the Board of Directors: (a) the voting rights, if any, of any series of preferred stock; provided that no share of preferred stock may have more than one vote;

                  (b) the rate of dividends and the extent or further participation in dividend distribution, if any; (c) the price and the terms and conditions on which the shares are redeemable; (d) the amount payable upon shares in event of voluntary or involuntary liquidation; (e) sinking fund provisions for the redemption or purchase of shares and (f) the terms and conditions on which shares are convertible.

                  The Board of Directors shall not create a sinking fund for the redemption or purchase of shares of any series of preferred stock unless provision for a sinking fund at least as beneficial to all issued and outstanding shares of preferred stock shall either then exist or be at the same time created.

                  (2) Dividends. The holders of preferred stock of each series shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors in accordance with the resolution adopted providing for the issue of such series before any dividend (other than dividends payable in Common Stock) shall be paid on the Common Stock or other stock ranking junior to the preferred stock. Such dividends shall be cumulative from the date or dates fixed in the resolution adopted by the Board of Directors providing for the issue of such series. Dividends in full shall not be declared or paid or set apart for payment on the preferred stock of any one series for any dividend period unless dividends in full have been declared or paid or set apart for payment on the preferred stock of all series for all dividend periods terminating on the same or an earlier date. When the dividends are not paid in full on all series of the preferred stock the shares of all series shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full. A "dividend period" is the period between any two consecutive payment dates (or, when shares are originally issued, the period from the date from which dividends are cumulative to the first dividend payment date) as fixed for a particular series. Accumulations shall not bear interest.

                                      III.

                  The street address and county of the Corporation's initial registered office shall be 66 Luckie Street, Suite 604, Atlanta, Georgia 30303, County of Fulton. The initial registered agent of the Corporation at that office shall be The Prentice-Hall Corporation System, Inc.


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                                       IV.

                  The name and address of the sole incorporator is:

                             James Steinberg
                             1100 Peachtree Street
                             Suite 2800
                             Atlanta, Georgia 30309

                                       V.

                  The mailing address of the initial principal office of the Corporation shall be:

                             5305 Oakbrook Parkway
                             Norcross, Georgia 30093

                                       VI.

                  The name and address of the initial director of the Corporation shall be as follows:

                             Brian R. Esher
                             MLX Corp.
                             5305 Oakbrook Parkway
                             Norcross, Georgia 30093

                                      VII.

                  The Corporation is organized to engage in any lawful purpose, act or activity for which corporations may be organized under the Georgia Business Corporation Code.

                                      VIII.

                  No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) resulting from a violation of Section 14-2-832 of the Georgia Business Corporation Code, or (iv) any transaction from which the director received an improper personal benefit. If the Georgia Business Corporation Code is amended after the date of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.


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                  Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification.

                                       IX.

                  In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors the directors consider pertinent.

                                       X.

                  1. Certain Transfers Prohibited. Until January 1, 2007, (i) any attempted or purported transfer or registration or transfer of any shares of the Common Stock, to any person or entity (or group of persons or entities acting in concert) who directly or indirectly owns, or whose shares are or would be attributed to any person, entity or group who directly or indirectly owns, in either case prior to the transfer and after giving effect to the applicable attribution rules of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), more than 4.75% of the value of the outstanding capital stock (within the meaning of Section 382 of the Code) of the Corporation shall be void ab initio insofar as it purports to transfer ownership to the transferee, (ii) any attempted or purported transfer or registration of transfer of any shares of the Common Stock, to any person or entity (or group of persons or entities acting in concert) not described in clause (i) above who directly or indirectly would own, or whose shares would be attributed to any person, entity or group who directly or indirectly would own, in either case as a result of and immediately after the transfer and after giving effect to the applicable attribution rules of Section 382 of the Code, more than 4.75% of the value of the outstanding capital stock (within the meaning of Section 382 of the Code) of the Corporation shall, as to the number of shares representing such excess over 4.75% be void ab initio insofar as it purports to transfer ownership to the transferee, and (iii) any attempted or purported transfer or registration of transfer of any shares of the Common Stock by any person or entity (or group of persons or entities acting in concert), who directly or indirectly owns, in either case immediately prior to the transfer and after giving effect to the applicable attribution rules of Section 382 of the Code, 5% or more of the value of capital stock (within the meaning of Section 382 of the Code) shall be void a initio insofar as it purports to transfer ownership to the transferee; provided, however, that neither clause (i), clause (ii), nor clause (iii) above shall prevent a transfer if the transferor or purported transferee obtains the prior written approval of the Board of Directors of the Corporation. The Board of Directors may require, as a condition to any transfer, that the transferor or the purported transferee provide the Corporation with an opinion of counsel satisfactory to the Corporation to the effect that the transfer will not result in an "ownership change" within the meaning of Section 382 of the Code. No employee or agent of the Corporation shall be permitted to register in the stock register maintained by the Corporation or its transfer agent any attempted or purported transfer made in violation of this Section 1. Any unpermitted registration of a transfer made in violation of this Section 1 shall



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be void ab initio. No intended transferee of shares of the Common Stock in any such attempted or purported transfer or unpermitted registration shall be recognized as a stockholder of the Corporation for any purpose whatsoever.

                  2. Effect of Attempted Transfer. In the event of an attempted or purported transfer or unpermitted registration in violation of clause (i) or clause (ii) of Section 1 above, the Corporation shall be deemed to be the exclusive and irrevocable agent for the transferor of the shares of Common Stock that are subject to the restrictions set forth in Section 1 above. The Corporation shall be such transferor's agent for the limited purpose of consummating a sale of such shares to a transferee who would not violate the limitations contained in clause (i) or (ii) of Section 1 (an "Eligible Transferee"). The record of ownership of the subject shares shall remain in the name of the transferor until the shares have been sold by the Corporation or its assignee, as agent, to an Eligible Transferee. The Corporation shall be entitled to assign its agency hereunder to any person or entity including, but not limited to, the intended transferee of the shares, for the purpose of effecting a permitted sale of such shares. Neither the Corporation, as agent, nor any assignee of its agency hereunder, shall be deemed to be a stockholder of the Corporation nor be entitled to any rights of a stockholder of the Corporation, including, but not limited to, any rights to vote such Common Stock or to receive dividends or liquidating distributions in respect thereof, if any, but the Corporation or its assignee shall have only the right to sell and transfer such shares on behalf of and as agent for the transferor to another person or entity, provided that a transfer to such other person or entity does not violate the provisions of Section 1 above. The rights to vote and to receive dividends and liquidating distributions with respect to such shares shall remain with the transferor until such shares are sold to an Eligible Transferee. In the event of a permitted sale and transfer, whether by the Corporation or its assignee, as agent, the proceeds of such sale shall be applied first to reimburse the Corporation or its assignee for any expenses incurred by the Corporation acting in its role as the agent for the sale of such shares, second, to the extent of any remaining proceeds, to reimburse the intended transferee for any payments made to the transferor by such intended transferee for such shares, and the remainder, if any, to the original transferor.

                  3. Stock Certificate Legend. All certificates hereafter issued evidencing ownership of shares of Common Stock shall bear a conspicuous legend as follows:

     "THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO TRANSFER RESTRICTIONS PURSUANT TO ARTICLE X OF THE ARTICLES OF INCORPORATION OF THE CORPORATION, REFERENCE TO WHICH IS MADE FOR ALL PURPOSES."

                  4. Enforcement. The Board of Directors shall have the discretion to issue instructions to, or make suitable arrangements with, the transfer agent, if any, for the Corporation's Common Stock, whereby the transfer agent will establish and enforce a mechanism for policing the transfer prohibitions established by this Article X. The Board of Directors shall also have authority to delegate to one or more officers of the Corporation the power and authority to police and enforce the provisions of this Article X on behalf of the Corporation.



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                  IN WITNESS WHEREOF, the undersigned has executed these
Articles of Incorporation.


                                  ------------------------------------
                                  Incorporator





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